Exhibit 99.1

Newmont Announces Full Year and Fourth Quarter 2018 Results

DENVER--(BUSINESS WIRE)--February 21, 2019--Newmont Mining Corporation (NYSE: NEM) (Newmont or the Company) announced full year and fourth quarter 2018 results.

Full Year 2018 Summary

  Net income: Delivered GAAP net income from continuing operations attributable to stockholders of $280 million or $0.53 per diluted share; delivered adjusted net income1 of $718 million or $1.34 per diluted share, down $0.11 compared to the prior year
  EBITDA: Generated $2.6 billion in adjusted EBITDA2, a decrease of two percent from the prior year
  Cash flow: Reported consolidated cash flow from continuing operations of $1.8 billion and free cash flow3 of $805 million
  Gold costs applicable to sales (CAS)4: Reported CAS of $708 per ounce, in line with the Company’s full year guidance
  Gold all-in sustaining costs (AISC)5: Reported AISC of $909 per ounce, beating the Company’s full year guidance
  Attributable gold production: Produced 5.1 million ounces of gold, in line with the Company’s full year guidance
  Portfolio improvements: Advanced Tanami Expansion 2 to definitive feasibility study and progressed the Tanami Power Project in Australia; completed the Cripple Creek & Victor (CC&V) concentrates project, reached commercial production at Twin Underground and Northwest Exodus, acquired 50 percent interest in Galore Creek, and progressed Long Canyon Phase 2 to feasibility study in North America; reached commercial production at Subika Underground, progressed the Ahafo Mill Expansion, and advanced Akyem Underground to prefeasibility study in Africa; reached first gold at Quecher Main, advanced Yanacocha Sulfides to definitive feasibility study, and completed the primary crusher at Merian in South America; divested royalty portfolio to Maverix Metals and formed strategic partnerships with Teck Resources Limited, Sumitomo Corporation, Evrim Resources, Miranda Gold and Orosur Mining.
  Financial strength: Ended the year with $3.4 billion cash on hand and net debt of $0.9 billion; an industry-leading balance sheet with investment-grade credit profile; declared dividends of $0.56 per share
  Outlook: Attributable production at 5.2 million ounces, CAS at $710 per ounce and AISC at $935 per ounce, unchanged from December 2018

“Newmont continued to deliver on its commitments in 2018, generating $2.6 billion in adjusted EBITDA and $805 million in free cash flow, and returning $400 million to shareholders through an industry-leading dividend and share repurchases,” said Gary J. Goldberg, Chief Executive Officer. “This performance gave us the means to complete expansions in the US and Africa, advance projects and exploration on four continents, and pursue an agreement to create the world’s leading gold business as measured by assets, people, prospects and value. Strong operational execution – including more than $600 million in Full Potential sustainable cost and efficiency gains and recognition for leading sustainability practices – was overshadowed, however, by the loss of seven colleagues during the year.”

Fourth Quarter 2018 Summary

  Net loss: Delivered GAAP net loss from continuing operations attributable to stockholders of $(3) million or $0.00 per diluted share; delivered adjusted net income of $214 million or $0.40 per diluted share, up $0.01 compared to the prior year quarter
  EBITDA: Generated $759 million in adjusted EBITDA, up five percent from the prior year quarter
  Cash flow: Reported consolidated cash flow from continuing operations of $742 million and free cash flow of $473 million
  Gold CAS: Reported CAS decreased five percent to $658 per ounce from the prior year quarter
  Gold AISC: Reported AISC decreased nine percent to $845 per ounce from the prior year quarter
  Attributable gold production: Produced 1.44 million ounces of gold, an increase of eight percent from the prior year quarter

Full Year and Fourth Quarter 2018 Results

Net income (loss) from continuing operations attributable to Newmont stockholders for the full year was $280 million or $0.53 per diluted share, up $356 million from the prior year, primarily due to lower income tax expense and a gain from the sale of our royalty portfolio in June 2018, partially offset by increased impairments of exploration and long-lived assets in North America and lower production at various sites. Net loss from continuing operations attributable to Newmont stockholders for the quarter was $(3) million or $0.00 per diluted share, an increase of $546 million from the prior year quarter, primarily due to lower income tax expense.

Adjusted net income was $718 million or $1.34 per diluted share for the full year, compared to $774 million or $1.45 per diluted share from the prior year. Adjusted net income for the quarter was $214 million or $0.40 per diluted share, compared to $206 million or $0.39 per diluted share in the prior year quarter. The primary adjustments to fourth quarter net income include $0.23 per diluted share related to net tax adjustments and valuation allowances and $0.07 per diluted share related to the impairment of an equity and cost method investments.

Revenue for the full year decreased two percent to $7,253 million primarily due to lower production at various sites. Fourth quarter revenue rose six percent to $2,048 million primarily due to higher gold production at various sites, partially offset by lower average realized metal prices.

Average realized price6 for gold was in line for the full year at $1,260 per ounce and three percent lower for the quarter at $1,233 per ounce, compared to the prior year. The average realized price for copper for the full year was three percent lower at $2.74 per pound and was 18 percent lower for the quarter at $2.62 per pound.

Gold CAS rose two percent to $708 per ounce for the full year, primarily due to lower ounces sold, higher stockpile and leach pad inventory adjustments, and higher oil prices. Gold CAS decreased five percent to $658 per ounce for the quarter due to higher ounces sold at Ahafo and lower power costs in Africa.

Gold AISC rose two percent to $909 per ounce for the full year, primarily due to higher CAS per ounce. Gold AISC decreased nine percent to $845 per ounce for the quarter, primarily due to higher ounces sold and lower sustaining capital spend.

Attributable gold production decreased three percent to 5.10 million ounces for the full year primarily due to lower grades at various sites and lower leach tons placed at Carlin, Phoenix, CC&V and Yanacocha, partially offset by higher grades and recovery at Tanami and Ahafo. Production for the fourth quarter rose eight percent to 1.44 million ounces primarily due to higher grades and recovery at CC&V and Ahafo, partially offset by lower grades at KCGM.

Attributable copper production decreased four percent to 49,000 tonnes for the full year, primarily due to lower grades at Phoenix and Boddington. For the quarter, production was in line at 11,000 tonnes.

Copper CAS increased 15 percent to $1.69 per pound for the full year and 10 percent to $1.78 per pound for the quarter, primarily due to lower production, higher strip ratio, and higher oil prices at Boddington.

Copper AISC increased 12 percent to $2.02 for the full year, primarily due to higher CAS per ounce. For the quarter, AISC was in line at $2.09.

Capital expenditures7 increased by 19 percent to $1,032 million for the full year with increased investment in Quecher Main, Subika Underground, the Ahafo Mill expansion, and Ahafo North. For the quarter, capital expenditures decreased by 13 percent to $269 million, primarily due to the completion of Subika Underground.

Consolidated operating cash flow from continuing operations decreased 14 percent to $1,837 million for the full year, primarily due to lower sales volumes and unfavorable changes in working capital, partially offset by lower interest and higher realized gold prices. Operating cash flow for the quarter was in line at $742 million. Free cash flow decreased 37 percent to $805 million for the full year due to unfavorable working capital changes and higher capital expenditures on development projects primarily at Yanacocha and Ahafo. Free cash flow increased eight percent to $473 million for the quarter, primarily due to the completion of underground development projects in North America in the second quarter and Africa during the fourth quarter.

Balance sheet ended the quarter with $3.4 billion cash on hand, a leverage ratio of 0.3x net debt to adjusted EBITDA and one of the strongest balance sheets in the mining sector. The Company is committed to maintaining an investment-grade credit profile.

Shareholder returns: Delivered a sustainable annual dividend of $0.56 per share and executed share repurchases, resulting in approximately $400 million returned to shareholders in 2018.

Corporate update

On January 14, 2019, the Company entered into a definitive agreement (as amended by the first amendment to the arrangement agreement, dated as of February 19, 2019) to acquire all outstanding common shares of Goldcorp Inc. (Goldcorp) in a primarily stock transaction. Under the terms of the agreement, Goldcorp shareholders will receive 0.3280 shares of Newmont’s common stock and $0.02 in cash for each Goldcorp common share they own, for a total transaction value of approximately $10 billion as of the announcement date on January 14, 2019. The transaction, which is subject to approval by both Newmont and Goldcorp shareholders, and other customary conditions and regulatory approvals, is expected to close in the second quarter of 20198. Upon closing, the combined company will be known as Newmont Goldcorp9.

____________________
[1]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[2]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[3]	Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
[4]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[5]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[6]	Non-GAAP measure. See end of this release for reconciliation to Sales.
[7]	Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows.
[8]

See cautionary statement regarding forward-looking statements at the end of this release. There can be no assurance that the proposed transaction will close. For more information on the proposed transaction please see the resources referred to at the end of this release.

[9]	For more on the proposed acquisition of Goldcorp please refer to the section entitled “Additional information about the proposed transaction and where to find it” located at end of this release.

Projects update

Newmont’s capital-efficient project pipeline supports stable production with improving margins and mine life. Near-term development capital projects are presented below. Funding for Ahafo Mill Expansion, Quecher Main and Tanami Power projects has been approved and these projects are in execution. Additional projects represent incremental improvements to production and cost guidance. Internal rates of return (IRR) on these projects are calculated at a $1,200 gold price.

  Ahafo Mill Expansion (Africa) is designed to maximize resource value by improving production margins and accelerating stockpile processing. The project also supports profitable development of Ahafo’s highly prospective underground resources. Both first production and commercial production are expected in the second half of 2019. The expansion is expected to increase average annual gold production by between 75,000 and 100,000 ounces per year for the first five years beginning in 2020. Capital costs for the project are estimated between $140 and $180 million with expenditure of approximately $35 to $45 million in 2019. The project has an IRR of more than 20 percent.

  The Ahafo Mill Expansion, together with the Company’s recently completed Subika Underground project, will improve Ahafo’s production to between 550,000 and 650,000 ounces per year for the first five full years of production (2020 to 2024). During this period Ahafo’s CAS is expected to be between $650 and $750 per ounce and AISC is expected to be between $800 and $900 per ounce. This represents average production improvement of between 200,000 and 300,000 ounces at CAS improvement of between $150 and $250 per ounce and AISC improvement of $250 to $350 per ounce, compared to 2016 actuals.
  Quecher Main (South America) will add oxide production at Yanacocha, leverage existing infrastructure and enable potential future growth at Yanacocha. Commercial production expected in the second half of 2019. Quecher Main extends the life of the Yanacocha operation to 2027 with average annual gold production of approximately 200,000 ounces per year between 2020 and 2025 (100 percent basis). During the same period, incremental CAS is expected to be between $750 and $850 per ounce and AISC between $900 and $1,000 per ounce. Capital costs for the project are expected to be between $250 and $300 million with expenditure of $95 to $105 million in 2019. The project IRR is expected to be greater than 10 percent.
  Tanami Power (Australia) will lower Tanami power costs by approximately 20 percent beginning in 2019, mitigate fuel supply risk and reduce carbon emissions by 20 percent. The project includes the construction of a 450 kilometer natural gas pipeline connecting the Tanami site to the Amadeus Gas Pipeline, and construction and operation of two on-site power stations. The gas supply, gas transmission and power purchase agreements are for a 10 year term with options to extend. The project is expected to result in net cash savings of approximately $34 per ounce beginning in 2019. Capital costs are estimated between $225 and $275 million with annual cash lease payments over a 10 year term beginning in 2019. The project IRR is expected to be greater than 50 percent at $0.75 AUD.

Outlook

Newmont’s outlook reflects steady gold production and ongoing investment in its operating assets and most promising growth prospects. Newmont does not include development projects that have not yet been funded or reached execution stage in its outlook which represents upside to guidance.

Attributable gold production is expected to be 5.2 million ounces in 2019, primarily driven by a full year of higher grade production from the recently completed Subika Underground project in Africa. Production is expected to be 4.9 million ounces in 2020 and longer-term production is expected to remain stable at between 4.4 and 4.9 million ounces per year through 2023 excluding development projects which have yet to be approved.

  North America production is expected to be 1.9 million ounces in 2019 as higher grade production from Northwest Exodus and Twin Underground are offset by the depletion of Silverstar ore at Carlin and lower gold production at Phoenix as mining shifts to higher copper grade ore from the Bonanza pit. Production remains at 1.9 million ounces in 2020 and 2021 as higher grades at Long Canyon following the stripping campaign help offset lower grades at CC&V. North American production may be impacted by approximately 70,000 ounces following the Gold Quarry wall slip but mine plan optimization work is ongoing. The Company continues to pursue profitable growth opportunities at Carlin, Long Canyon, CC&V and Galore Creek.
  South America production is expected to be 650,000 ounces in 2019 as productivity improvements at Merian offset the transition to harder ore. Production is expected to decrease to 560,000 ounces in 2020 and 450,000 ounces in 2021 as the Tapado Oeste pit and Yanacocha laybacks are mined out and Merian transitions from saprolite to hard rock. The Company continues to advance near-mine growth opportunities at Merian and both oxide and sulfide potential at Yanacocha.
  Australia production is expected to be 1.5 million ounces in 2019 with higher grades and throughput and productivity gains at Tanami, offset by lower mining rates at KCGM following the wall slips and the continuation of stripping at Boddington. Production is expected to be 1.5 million ounces in 2020 and 1.6 million ounces in 2021 as Boddington accesses higher grade ore. KCGM’s near-term production has been lowered due to the wall slips, but optimization work continues to recover the impacted ounces as part of the broader Golden Mile Growth Study. The Company continues to advance studies for a second expansion at Tanami and expects to reach a full-funds decision in the second half of 2019.
  Africa production is expected to be 1.1 million ounces in 2019 with a full year of production from Subika Underground, higher grades from the Subika open pit and improved mill throughput in the second half of the year with the mill expansion. Production is expected to be 930,000 ounces in 2020 with lower grades at Akyem and Subika open pit which are partially offset by higher underground grades at Ahafo and a full year of production from the Ahafo Mill Expansion. In 2021, production is expected to be 1 million ounces as Akyem reaches higher grades near the bottom of the pit. The company continues to advance the Ahafo North project and other prospective surface and underground opportunities.

Gold cost outlook – CAS is expected to be $710 per ounce for 2019 following higher production at Ahafo, lower mining costs at Yanacocha and lower operational costs at Tanami with the completion of the Tanami Power Project. The Company continues to implement Full Potential cost and efficiency improvements and advance technology initiatives to offset inflation and input cost pressures. CAS is expected to be $750 per ounce for 2020 and between $690 and $740 per ounce longer-term through 2023. AISC is expected to be $935 per ounce in 2019 on improved CAS in Africa and South America partially offset by higher sustaining capital. AISC is expected to be $975 per ounce in 2020 and between $875 and $975 longer-term through 2023. Future Full Potential savings and profitable ounces from projects that are not yet approved represent additional upside not currently captured in guidance.

  North America CAS is expected to be $785 per ounce in 2019 as lower leach grades drive inventory cost increases at CC&V which are partially offset by cost improvements across the other North American operations. CAS is expected to be $760 per ounce in 2020 and $790 per ounce in 2021 with higher production at Twin Creeks as the Turquoise Ridge Joint Venture (TRJV) optimization project ramps up. AISC is expected to be $975 per ounce in 2019 on improved unit CAS. AISC is expected to be $925 per ounce in 2020 and 2021. North American CAS and AISC guidance may be impacted by the Gold Quarry wall slip and mine plan optimization work is ongoing.
  South America CAS is expected to be $640 per ounce in 2019 driven by a lower stripping ratio at Yanacocha partially offset by higher labor and mill maintenance costs at Merian. CAS is expected to increase to $825 per ounce in 2020 with higher inventory costs and strip ratio at Yanacocha. CAS is expected to be $830 per ounce in 2021 as Merian fully transitions into harder rock which is partially offset by lower operating costs at Yanacocha as the oxide mill shuts down. AISC is expected to be $800 per ounce in 2019 due to lower CAS and sustaining capital. AISC is expected to be $995 per ounce in 2020 and $1,000 per ounce in 2021 on higher CAS and increases in sustaining capital.
  Australia CAS is expected to be $775 per ounce in 2019 driven by increased stripping at Boddington and the drawdown of lower grade stockpiles at KCGM, partially offset by higher production and lower power costs at Tanami from switching to natural gas. CAS is expected to be $750 per ounce in 2020 and $645 per ounce in 2021 as Boddington reaches higher grades. AISC is expected to be $945 per ounce in 2019 on increased CAS. AISC is expected to be $925 per ounce in 2020 and $800 per ounce in 2021.
  Africa CAS is expected to be $570 per ounce in 2019 due to higher grades from Subika Underground and Subika open pit and the Ahafo Mill Expansion coming online. CAS is expected to be $660 per ounce in 2020 and $625 per ounce in 2021 with mine sequencing at the Ahafo and Akyem pits driving production changes. AISC is expected to be $735 per ounce in 2019 on improved unit CAS, partly offset by higher sustaining capital for the Ahafo tailing storage facility expansion. AISC is expected to be $830 per ounce in 2020 and $780 per ounce in 2021.

Copper – Attributable production is expected to be 45,000 tonnes in 2019 and 2020 as Phoenix reaches higher grade copper ore from the Bonanza pit which is offset by lower production at Boddington. Copper production increases to between 45,000 and 65,000 tonnes longer-term through 2023 driven primarily from higher grades at Boddington following completion of the next stripping campaign. CAS is expected to rise to $2.05 per pound in 2019 and $2.10 per pound in 2020 due to higher stripping at Boddington. CAS is expected to improve to $1.55 to $1.75 per pound longer-term through 2023 as production at Boddington increases offsetting lower copper grades at Phoenix. AISC is expected to rise to $2.45 per pound in 2019 on increased CAS. AISC is expected to be $2.55 per pound in 2020 and $1.80 to $2.10 per pound longer-term.

Capital – Total consolidated capital is expected to be $1,070 million for 2019 and $730 million for 2020. Development capital of $390 million in 2019 includes investments in the Tanami Power Project in Australia, Ahafo Mill Expansion in Africa, Quecher Main in South America, and the TRJV third shaft in North America and expenditures to advance studies for future projects. Development capital is expected to be $70 million in 2020 and approximately $50 million longer-term until additional projects are approved. Sustaining capital is expected to be $680 million for 2019, $660 million for 2020 and between $450 and $550 million per year longer-term to cover infrastructure, equipment and ongoing mine development.

Consolidated expense outlook – Interest expense is expected to be $215 million for 2019 from leases related to the Tanami Power Project and lower capitalized interest. Investment in exploration and advanced projects is expected be $430 million in 2019 with increased near-mine and greenfield exploration spend across all regions and higher advanced project spend in North America. 2019 outlook for general & administrative costs is stable at $245 million and guidance for depreciation and amortization is expected to be $1,370 million as Subika Underground and the Tanami Power Project come into service.

Assumptions and sensitivities – Newmont’s outlook assumes $1,200 per ounce gold price, $2.50 per pound copper price, $0.75 USD/AUD exchange rate and $65 per barrel WTI oil price. Assuming a 35% portfolio tax rate, $100 per ounce increase in gold price would deliver an expected $335 million improvement in attributable free cash flow. Similarly, a $10 per barrel reduction in the price of oil and a $0.05 favorable change in the Australian dollar would deliver an expected $25 million and $45 million improvement in attributable free cash flow, respectively. These estimates exclude current hedge programs; please refer to Newmont’s Form 10-K which was filed with the SEC on February 21, 2019 for further information on hedging positions.

2019 Outlooka

2019 Outlook +/- 5%	Consolidated Production	Attributable Production	Consolidated CAS	Consolidated All-in Sustaining Costs[b]	Consolidated Sustaining Capital Expenditures	Consolidated Development Capital Expenditures
	(Koz, Kt)	(Koz, Kt)	($/oz, $/lb)	($/oz, $/lb)	($M)	($M)
North America	1,935	1,935	785	975	280	15
South America	1,030	650	640	800	75	175
Australia	1,470	1,470	775	945	205	70[c]
Africa	1,140	1,140	570	735	115	130
Total Gold[d]	5,600	5,200	710	935	680	390

Total Copper	45	45	2.05	2.45
2019 Consolidated Expense Outlook[e] ($M) +/-5%
General & Administrative	245
Interest Expense	215
Depreciation and Amortization	1,370
Advanced Projects & Exploration	430
Adjusted Tax Expense[f]	210

a2019 Outlook in the above table are considered “forward-looking statements” and are based upon certain assumptions. For example, 2019 Outlook assumes $1,200/oz Au, $2.50/lb Cu, $0.75 USD/AUD exchange rate and $65/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Such assumptions may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/- 5% range. Amounts may not recalculate to totals due to rounding. See cautionary note at the end of this release.
bAll-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2019 CAS outlook.
cIncludes $225-$275M for capital leases related to the Tanami Power Project paid over a 10 year term beginning in 2019.
dProduction outlook does not include equity production from stakes in TMAC (28.64%) or La Zanja (46.94%) as of December 31, 2018.
eConsolidated expense outlook is adjusted to exclude extraordinary items, such as certain tax valuation allowance adjustments.
fConsists of $75 of mining taxes and $135 of income taxes and is based on a $1,200/oz. gold price and $2.50/lb. copper price. Income taxes and mining taxes are particularly sensitive to pricing and actual expense will vary if realized prices differ significantly from these amounts.

	Three Months Ended December 31,			Years Ended December 31,
Operating Results	2018	2017	% Change	2018	2017	% Change
Attributable Sales (koz, kt)
Attributable gold ounces sold	1,485	1,351	10%	5,133	5,243	(2)%
Attributable copper tonnes sold	13	12	8%	50	50	—%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,233	$1,270	(3)%	$1,260	$1,255	—%
Average realized copper price	$2.62	$3.20	(18)%	$2.74	$2.83	(3)%

Attributable Production (koz, kt)
North America	626	556	13%	2,057	2,211	(7)%
South America	208	188	11%	671	660	2%
Australia	381	406	(6)%	1,523	1,573	(3)%
Africa	229	191	20%	850	822	3%
Total Gold	1,444	1,341	8%	5,101	5,266	(3)%

North America	4	3	33%	14	15	(7)%
Australia	7	8	(13)%	35	36	(3)%
Total Copper	11	11	—%	49	51	(4)%

CAS Consolidated ($/oz, $/lb)
North America	$691	$720	(4)%	$759	$712	7%
South America	$562	$577	(3)%	$660	$709	(7)%
Australia	$725	$710	2%	$709	$672	6%
Africa	$581	$755	(23)%	$645	$655	(2)%
Total Gold	$658	$693	(5)%	$708	$692	2%
Total Gold (by-product)	$643	$664	(3)%	$687	$665	3%

North America	$1.62	$1.84	(12)%	$1.83	$1.73	6%
Australia	$1.85	$1.57	18%	$1.64	$1.37	20%
Total Copper	$1.78	$1.62	10%	$1.69	$1.47	15%

AISC Consolidated ($/oz, $/lb)
North America	$844	$911	(7)%	$928	$876	6%
South America	$655	$770	(15)%	$804	$870	(8)%
Australia	$879	$891	(1)%	$845	$806	5%
Africa	$736	$917	(20)%	$794	$785	1%
Total Gold	$845	$931	(9)%	$909	$890	2%
Total Gold (by-product)	$835	$910	(8)%	$895	$869	3%

North America	$1.93	$2.38	(19)%	$2.24	$2.09	7%
Australia	$2.16	$2.01	7%	$1.94	$1.69	15%
Total Copper	$2.09	$2.08	—%	$2.02	$1.80	12%

NEWMONT MINING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions except per share)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017

Sales	$2,048	$1,935	$7,253	$7,379

Costs and expenses
Costs applicable to sales (1)	1,104	1,053	4,093	4,062
Depreciation and amortization	336	323	1,215	1,261
Reclamation and remediation	67	94	163	192
Exploration	55	44	197	179
Advanced projects, research and development	46	44	153	143
General and administrative	63	66	244	237
Impairment of long-lived assets	3	11	369	14
Other expense, net	—	3	29	32
	1,674	1,638	6,463	6,120
Other income (expense)
Other income, net	(42)	22	155	54
Interest expense, net of capitalized interest	(54)	(54)	(207)	(241)
	(96)	(32)	(52)	(187)
Income (loss) before income and mining tax and other items	278	265	738	1,072
Income and mining tax benefit (expense)	(260)	(777)	(386)	(1,127)
Equity income (loss) of affiliates	(8)	(12)	(33)	(16)
Net income (loss) from continuing operations	10	(524)	319	(71)
Net income (loss) from discontinued operations	5	7	61	(38)
Net income (loss)	15	(517)	380	(109)
Net loss (income) from continuing operations attributable to noncontrolling interests	(13)	(25)	(39)	(5)
Net income (loss) attributable to Newmont stockholders	$2	$(542)	$341	$(114)

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$(3)	$(549)	$280	$(76)
Discontinued operations	5	7	61	(38)
	$2	$(542)	$341	$(114)
Net income (loss) per common share
Basic:
Continuing operations	$—	$(1.02)	$0.53	$(0.14)
Discontinued operations	—	0.01	0.11	(0.07)
	$—	$(1.01)	$0.64	$(0.21)
Diluted:
Continuing operations	$—	$(1.02)	$0.53	$(0.14)
Discontinued operations	—	0.01	0.11	(0.07)
	$—	$(1.01)	$0.64	$(0.21)

Cash dividends declared per common share	$0.14	$0.075	$0.56	$0.25
(1)	Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Operating activities:
Net income (loss)	$15	$(517)	$380	$(109)
Adjustments:
Depreciation and amortization	336	323	1,215	1,261
Stock-based compensation	19	17	76	70
Reclamation and remediation	61	88	146	180
Loss (income) from discontinued operations	(5)	(7)	(61)	38
Deferred income taxes (Note 9)	250	700	150	797
Impairment of long-lived assets	3	11	369	14
Impairment of investments	42	—	42	—
Gain on asset and investment sales, net (Note 8)	—	(2)	(100)	(23)
Write-downs of inventory and stockpiles and ore on leach pads	51	54	271	212
Other operating adjustments	46	20	92	91
Net change in operating assets and liabilities	(76)	61	(743)	(392)
Net cash provided by (used in) operating activities of continuing operations	742	748	1,837	2,139
Net cash provided by (used in) operating activities of discontinued operations (1)	(2)	(3)	(10)	(15)
Net cash provided by (used in) operating activities	740	745	1,827	2,124
Investing activities:
Additions to property, plant and mine development	(269)	(309)	(1,032)	(866)
Acquisitions, net	(2)	—	(140)	—
Purchases of investments	(22)	(17)	(39)	(130)
Proceeds from sales of other assets	1	—	24	5
Proceeds from sales of investments	2	1	18	35
Other	(3)	(3)	(8)	10
Net cash provided by (used in) investing activities	(293)	(328)	(1,177)	(946)
Financing activities:
Dividends paid to common stockholders	(75)	(40)	(301)	(134)
Distributions to noncontrolling interests	(53)	(59)	(160)	(178)
Funding from noncontrolling interests	23	24	100	94
Repurchases of common stock	(2)	—	(98)	—
Proceeds from sale of noncontrolling interests	—	—	48	—
Payments for withholding of employee taxes related to stock-based compensation	(1)	(1)	(40)	(14)
Payments on lease and other financing obligations	(1)	(1)	(4)	(5)
Repayment of debt	—	—	—	(379)
Acquisition of noncontrolling interests	—	(48)	—	(48)
Other	—	(1)	—	(4)
Net cash provided by (used in) financing activities	(109)	(126)	(455)	(668)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	3	(4)	6
Net change in cash, cash equivalents and restricted cash	338	294	191	516
Cash, cash equivalents and restricted cash at beginning of period	3,151	3,004	3,298	2,782
Cash, cash equivalents and restricted cash at end of period	$3,489	$3,298	$3,489	$3,298

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$3,397	$3,259	$3,397	$3,259
Restricted cash included in Other current assets	1	1	1	1
Restricted cash included in Other noncurrent assets	91	38	91	38
Total cash, cash equivalents and restricted cash	$3,489	$3,298	$3,489	$3,298
(1)

Net cash provided by operating activities of discontinued operations includes $(2), $(3), $(10) and $(12) related to the Holt royalty obligation and $-,$-,$- and $(3) related to closing costs for the sale of Batu Hijau, all of which were paid out of Cash and cash equivalents during the three months and years ended December 31, 2018 and 2017, respectively.

NEWMONT MINING CORPORATION
CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	At December 31,	At December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$3,397	$3,259
Trade receivables	254	124
Other accounts receivables	92	113
Investments	48	62
Inventories	630	679
Stockpiles and ore on leach pads	697	676
Other current assets	159	153
Current assets	5,277	5,066
Property, plant and mine development, net	12,258	12,338
Investments	271	280
Stockpiles and ore on leach pads	1,866	1,848
Deferred income tax assets	401	549
Other non-current assets	642	565
Total assets	$20,715	$20,646

LIABILITIES
Debt	$626	$—
Accounts payable	303	375
Employee-related benefits	305	309
Income and mining taxes payable	71	248
Lease and other financing obligations	27	4
Other current liabilities	455	462
Current liabilities	1,787	1,398
Debt	3,418	4,040
Reclamation and remediation liabilities	2,481	2,345
Deferred income tax liabilities	612	595
Employee-related benefits	401	386
Lease and other financing obligations	190	21
Other non-current liabilities	314	342
Total liabilities	9,203	9,127

Contingently redeemable noncontrolling interest	47	—

EQUITY
Common stock	855	855
Treasury stock	(70)	(30)
Additional paid-in capital	9,618	9,592
Accumulated other comprehensive income (loss)	(284)	(292)
Retained earnings	383	410
Newmont stockholders' equity	10,502	10,535
Noncontrolling interests	963	984
Total equity	11,465	11,519
Total liabilities and equity	$20,715	$20,646

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable regional tax rate. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income (loss) attributable to Newmont stockholders	$2	$(542)	$341	$(114)
Net loss (income) attributable to Newmont stockholders from discontinued operations (1)	(5)	(7)	(61)	38
Net income (loss) attributable to Newmont stockholders from continuing operations	(3)	(549)	280	(76)
Impairment of long-lived assets, net (2)	3	11	369	13
Loss (gain) on asset and investment sales (3)	—	(2)	(100)	(23)
Change in fair value of marketable equity securities (4)	29	—	50	—
Impairment of investments (5)	42	—	42	—
Emigrant leach pad write-down (6)	—	—	29	—
Reclamation and remediation charges, net (7)	13	66	21	69
Restructuring and other, net (8)	3	1	16	9
Acquisition cost adjustments (9)	—	—	—	2
Tax effect of adjustments (10)	(11)	(27)	(99)	(24)
Adjustment to equity method investment (11)	—	7	—	7
Re-measurement due to the Tax Cuts and Jobs Act (12)	(14)	312	(14)	312
Tax restructuring related to the Tax Cuts and Jobs Act (13)	11	394	(34)	394
Valuation allowance and other tax adjustments (14)	141	(7)	158	91
Adjusted net income (loss)	$214	$206	$718	$774

Net income (loss) per share, basic (15)	$—	$(1.01)	$0.64	$(0.21)
Net loss (income) attributable to Newmont stockholders from discontinued operations	—	(0.01)	(0.11)	0.07
Net income (loss) attributable to Newmont stockholders from continuing operations	—	(1.02)	0.53	(0.14)
Impairment of long-lived assets, net	—	0.01	0.69	0.01
Loss (gain) on asset and investment sales	—	—	(0.19)	(0.04)
Change in fair value of marketable equity securities	0.05	—	0.09	—
Impairment of investments	0.08	—	0.08	—
Emigrant leach pad write-down	—	—	0.05	—
Reclamation and remediation charges, net	0.03	0.12	0.04	0.13
Restructuring and other, net	0.01	—	0.03	0.01
Acquisition cost adjustments	—	—	—	—
Tax effect of adjustments	(0.03)	(0.05)	(0.18)	(0.04)
Adjustment to equity method investment	—	0.01	—	0.01
Re-measurement due to the Tax Cuts and Jobs Act	(0.03)	0.59	(0.03)	0.59
Tax restructuring related to the Tax Cuts and Jobs Act	0.02	0.74	(0.06)	0.74
Valuation allowance and other tax adjustments	0.27	(0.02)	0.30	0.18
Adjusted net income (loss) per share, basic	$0.40	$0.38	$1.35	$1.45

Net income (loss) per share, diluted (15)	$—	$(1.01)	$0.64	$(0.21)
Net loss (income) attributable to Newmont stockholders from discontinued operations	—	(0.01)	(0.11)	0.07
Net income (loss) attributable to Newmont stockholders from continuing operations	—	(1.02)	0.53	(0.14)
Impairment of long-lived assets, net	0.01	0.01	0.69	0.01
Loss (gain) on asset and investment sales	—	—	(0.19)	(0.04)
Change in fair value of marketable equity securities	0.05	—	0.09	—
Impairment of investments	0.07	—	0.07	—
Emigrant leach pad write-down	—	—	0.05	—
Reclamation and remediation charges, net	0.03	0.12	0.04	0.13
Restructuring and other, net	0.01	—	0.03	0.01
Acquisition cost adjustments	—	—	—	—
Tax effect of adjustments	(0.02)	(0.05)	(0.18)	(0.04)
Adjustment to equity method investment	—	0.01	—	0.01
Re-measurement due to the Tax Cuts and Jobs Act	(0.03)	0.59	(0.03)	0.59
Tax restructuring related to the Tax Cuts and Jobs Act	0.02	0.74	(0.06)	0.74
Valuation allowance and other tax adjustments	0.26	(0.01)	0.30	0.18
Adjusted net income (loss) per share, diluted	$0.40	$0.39	$1.34	$1.45

Weighted average common shares (millions):
Basic	533	533	533	533
Diluted (16)	535	536	535	535
(1)	Net loss (income) from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $-, $1, $15, and $(24), respectively, and (ii) adjustments to our Batu Hijau Contingent Consideration, presented net of tax expense (benefit) of $1, $4, $1, and $4, respectively.
(2)

Impairment of long-lived assets, included in Impairment of long-lived assets, represents non-cash write-downs of long-lived assets. The 2018 impairments include $366 related to long-lived assets in North America in September 2018. Amounts are presented net of income (loss) attributable to noncontrolling interests of $-, $-, $-, $(1), respectively.

(3)

Loss (gain) on asset and investment sales, included in Other income, net, primarily represents a gain from the exchange of certain royalty interests for cash consideration and an equity ownership and warrants in Maverix in June 2018 and a gain from the exchange of our interest in the Fort á la Corne joint venture for equity ownership in Shore Gold in June 2017.

(4)

Change in fair value of marketable equity securities, included in Other income, net, represents unrealized holding gains and losses on marketable equity securities related primarily to Continental Gold Inc.

(5)	Impairment of investments, included in Other income, net, represents other-than-temporary impairments on equity and cost method investments.
(6)

The Emigrant leach pad write-down, included in Costs applicable to sales and Depreciation and amortization, represents a write-down to reduce the carrying value of the leach pad to net realizable value at Emigrant due to a change in mine plan resulting in a significant decrease in mine life in September 2018.

(7)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans and cost estimates at the Company’s former historic mining operations. The 2018 charges include adjustments at the Idarado, Lone Tree and Rain remediation and closure sites. The 2017 charges include adjustments at the Rain, Midnite, Resurrection and San Luis remediation and closure sites in December 2017.

(8)

Restructuring and other, included in Other expense, net, primarily represents certain costs associated with severance, legal and other settlements. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(1), $(3), $(4), and $(5), respectively.

(9)

Acquisition cost adjustments, included in Other expense, net, represent net adjustments to the contingent consideration and related liabilities associated with the acquisition of the final 33.33% interest in Boddington in June 2009.

(10)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (9), as described above, and are calculated using the applicable regional tax rate.

(11)

Adjustment to equity method investment, included in Equity income (loss) of affiliates and presented net of tax expense (benefit) of $-, $(3), $-, and $(3), respectively, represents non-cash write-downs of long-lived assets recorded at Minera La Zanja S.R.L. (“La Zanja”) in December 2017.

(12)

Re-measurement due to the Tax Cuts and Jobs Act, included in Income and mining tax benefit (expense), represents the re-measurement of our U.S. deferred tax assets and liabilities from 35% to the reduced tax rate of 21%. 2018 includes the final adjustments of $(14) to the provisional re-measurement expense. 2017 includes the provisional adjustments of $352 and $8 for changes in executive compensation deductions, partially offset by the release of a valuation allowance on alternative minimum tax credits of $48.

(13)

Tax restructuring related to the Tax Cuts and Jobs Act, included in Income and mining tax benefit (expense), represents changes resulting from restructuring our holding of non-U.S. operations for U.S. federal income tax purposes. The adjustments during the three and twelve months ended December 31, 2018 includes the final adjustments of $11 and $(34), respectively, to the provisional restructuring charge.

(14)

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), predominantly represent adjustments to remove the impact of our valuation allowances for items such as foreign tax credits, alternative minimum tax credits, capital losses and disallowed foreign losses. We believe that these valuation allowances cause significant fluctuations in our financial results that are not indicative of our underlying financial performance. The adjustments during the three and twelve months ended December 31, 2018 are due to an increase to the valuation allowance on net operating losses, credit carryovers, and other deferred tax assets of $159 and $191, respectively, other tax adjustments of $(7) and $(3), respectively, and a decrease to the valuation allowance on U.S. capital losses of $- and $(15), respectively. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(11), and $(15), respectively. The adjustments during the three and twelve months ended December 31, 2017 are due to increases (decreases) to the valuation allowance on credit carryovers of $(1) and $94, respectively, a decrease to the valuation allowance carried on the deferred tax asset for investments of $10 during the fourth quarter, respectively, and other tax adjustments of $4 and $7.

(15)	Per share measures may not recalculate due to rounding.
(16)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income (loss) attributable to Newmont stockholders	$2	$(542)	$341	$(114)
Net income (loss) attributable to noncontrolling interests	13	25	39	5
Net loss (income) from discontinued operations (1)	(5)	(7)	(61)	38
Equity loss (income) of affiliates	8	12	33	16
Income and mining tax expense (benefit)	260	777	386	1,127
Depreciation and amortization	336	323	1,215	1,261
Interest expense, net	54	54	207	241
EBITDA	$668	$642	$2,160	$2,574
Adjustments:
Impairment of long-lived assets (2)	$3	$11	$369	$14
Loss (gain) on asset and investment sales (3)	—	(2)	(100)	(23)
Change in fair value of marketable equity securities (4)	29	—	50	—
Impairment of investments (5)	42	—	42	—
Emigrant leach pad write-down (6)	—	—	22	—
Reclamation and remediation charges (7)	13	66	21	69
Restructuring and other (8)	4	4	20	14
Acquisition cost adjustments (9)	—	—	—	2
Adjusted EBITDA	$759	$721	$2,584	$2,650
(1)

Net loss (income) from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $-, $1, $15, and $(24), respectively, and (ii) adjustments to our Batu Hijau Contingent Consideration, presented net of tax expense (benefit) of $1, $4, $1, and $4, respectively.

(2)

Impairment of long-lived assets, included in Impairment of long-lived assets, represents non-cash write-downs of long-lived assets. The 2018 impairments include $366 related to long-lived assets in North America in September 2018.

(3)

Loss (gain) on asset and investment sales, included in Other income, net, primarily represents a gain from the exchange of certain royalty interests for cash consideration and an equity ownership and warrants in Maverix in June 2018 and a gain from the exchange of our interest in the Fort á la Corne joint venture for equity ownership in Shore Gold Inc. (“Shore Gold”) in June 2017.

(4)

Change in fair value of marketable equity securities, included in Other income, net, represents unrealized holding gains and losses on marketable equity securities related primarily to Continental Gold Inc.

(5)	Impairment of investments, included in Other income, net, represents other-than-temporary impairments on equity and cost method investments.
(6)

The Emigrant leach pad write-down, included in Costs applicable to sales, represents a write-down to reduce the carrying value of the leach pad to net realizable value at Emigrant due to a change in mine plan resulting in a significant decrease in mine life in September 2018.

(7)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans and cost estimates at the Company’s former historic mining operations. The 2018 charges include adjustments at the Idarado, Lone Tree and Rain remediation and closure sites. The 2017 charges include adjustments at the Rain, Midnite, Resurrection and San Luis remediation and closure sites in December 2017.

(8)	Restructuring and other, included in Other expense, net, primarily represents certain costs associated with severance, legal and other settlements.
(9)

Acquisition cost adjustments, included in Other expense, net, represent net adjustments to the contingent consideration and related liabilities associated with the acquisition of the final 33.33% interest in Boddington in June 2009.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net cash provided by (used in) operating activities	$740	$745	$1,827	$2,124
Less: Net cash used in (provided by) operating activities of discontinued operations	2	3	10	15
Net cash provided by (used in) operating activities of continuing operations	742	748	1,837	2,139
Less: Additions to property, plant and mine development	(269)	(309)	(1,032)	(866)
Free Cash Flow	$473	$439	$805	$1,273

Net cash provided by (used in) investing activities (1)	$(293)	$(328)	$(1,177)	$(946)
Net cash provided by (used in) financing activities	$(109)	$(126)	$(455)	$(668)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Costs applicable to sales (1)	$1,053	$1,009	$3,906	$3,899
Gold sold (thousand ounces)	1,602	1,454	5,516	5,632
Costs applicable to sales per ounce (2)	$658	$693	$708	$692
(1)	Includes by-product credits of $9 and $50 during the three months and year ended December 31, 2018, respectively, and $9 and $51 for the three months and year ended December 31, 2017, respectively.
(2)	Per ounce and per pound measures may not recalculate due to rounding.

Costs applicable to sales per pound

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Costs applicable to sales (1)	$51	$44	$187	$163
Copper sold (million pounds)	28	27	110	111
Costs applicable to sales per pound (2)	$1.78	$1.62	$1.69	$1.47
(1)	Includes by-product credits of $- and $3 during the three months and year ended December 31, 2018, respectively, and $1 and $4 during the three months and year ended December 31, 2017, respectively.
(2)	Per ounce and per pound measures may not recalculate due to rounding.

All-In Sustaining Costs

Newmont has developed a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as Costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors, and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development (i.e. non-sustaining) capital activities based upon each company’s internal policies.

The Company recently revised its calculation of AISC to exclude development expenditures related to developing new or major projects at existing operations where these projects will materially benefit the operation included in Advanced projects, research and development and Exploration amounts presented in the Consolidated Statements of Operations.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (CAS), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Consolidated Statements of Operations less the amount of CAS attributable to the production of copper at our Phoenix and Boddington mines. The copper CAS at those mine sites is disclosed in Note 3 to the Consolidated Financial Statements. The allocation of CAS between gold and copper at the Phoenix and Boddington mines is based upon the relative sales value of gold and copper produced during the period.

Reclamation costs. Includes accretion expense related to Reclamation liabilities and the amortization of the related Asset Retirement Cost (ARC) for the Company’s operating properties. Accretion related to the Reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to sustain current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves to sustain production at existing operations. As these costs relate to sustaining our production and are considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Consolidated Statements of Operations less incurred expenses related to the development of new operations, or related to major projects at existing operations where these projects will materially benefit the operation in the future. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate structure and fulfill our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other expense, net. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Consolidated Statements of Operations.

Sustaining capital. We determined sustaining capital as those capital expenditures that are necessary to maintain current production and execute the current mine plan. Capital expenditures to develop new operations, or related to major projects at existing operations where these projects will materially benefit the operation, are generally considered non-sustaining or development capital. We determined the classification of sustaining and development (i.e. non-sustaining) capital projects based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
December 31, 2018	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	(millions) Sold	oz/lb (8)
Gold
Carlin	$200	$4	$10	$2	$—	$—	$34	$250	284	$884
Phoenix	57	—	1	1	1	4	4	68	68	1,007
Twin Creeks	53	—	2	1	—	—	18	74	98	759
Long Canyon	17	1	—	1	—	—	2	21	40	511
CC&V	111	—	1	—	—	—	5	117	146	806
Other North America	—	—	—	—	(2)	—	8	6	—	—
North America	438	5	14	5	(1)	4	71	536	636	844

Yanacocha	103	13	2	1	(3)	—	1	117	146	802
Merian	80	1	1	—	(2)	—	15	95	180	528
Other South America	—	—	—	1	—	—	—	1	—	—
South America	183	14	3	2	(5)	—	16	213	326	655

Boddington	167	1	—	—	—	5	14	187	191	978
Tanami	76	—	5	—	—	—	23	104	154	692
Kalgoorlie	54	1	1	—	1	—	4	61	64	954
Other Australia	—	—	2	4	(2)	—	3	7	—	—
Australia	297	2	8	4	(1)	5	44	359	409	879

Ahafo	81	—	3	—	2	—	13	99	129	769
Akyem	54	5	—	—	1	—	9	69	102	672
Other Africa	—	—	2	1	—	—	—	3	—	—
Africa	135	5	5	1	3	—	22	171	231	736

Corporate and Other	—	—	19	51	—	—	4	74	—	—
Total Gold	$1,053	$26	$49	$63	$(4)	$9	$157	$1,353	1,602	$845

Copper
Phoenix	$15	$1	$1	$—	$—	$—	$—	$17	9	$1.93
Boddington	36	1	—	—	—	3	2	42	19	2.16
Total Copper	$51	$2	$1	$—	$—	$3	$2	$59	28	$2.09

Consolidated	$1,104	$28	$50	$63	$(4)	$12	$159	$1,412
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $9 and excludes co-product copper revenues of $74.
(3)	Includes stockpile and leach pad inventory adjustments of $28 at Carlin, $2 at Twin Creeks, $10 at Yanacocha, and $6 at Akyem.
(4)	Reclamation costs include operating accretion and amortization of asset retirement costs of $13 and $15, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $12 and $42, respectively.
(5)

Advanced projects, research and development and Exploration excludes development expenditures of $1 at Carlin, $1 at Twin Creeks, $4 at Long Canyon, $2 at CC&V, $4 at Other North America, $20 at Yanacocha, $1 at Merian, $10 at Other South America, $1 at Kalgoorlie, $2 at Other Australia, $2 at Ahafo, $2 at Akyem and $1 at Corporate and Other, totaling $51 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)	Other expense, net is adjusted for restructuring and other costs of $4.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $110. The following are major development projects: Twin Creeks Underground, Quecher Main, Tanami Expansion 2, Ahafo North, Subika Underground and Ahafo Mill Expansion.
(8)	Per ounce and per pound measures may not recalculate due to rounding.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
December 31, 2017	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	(millions) Sold	oz/lb (8)
Gold
Carlin	$216	$1	$4	$—	$—	$—	$48	$269	278	$971
Phoenix	44	1	—	—	—	1	8	54	55	1,000
Twin Creeks	59	—	2	—	—	—	11	72	87	833
Long Canyon	17	1	—	—	—	—	1	19	42	439
CC&V	66	—	1	—	—	1	16	84	96	884
Other North America	—	—	5	—	(1)	—	5	9	—	—
North America	402	3	12	—	(1)	2	89	507	558	911

Yanacocha	101	19	4	1	—	—	9	134	131	1,027
Merian	64	1	—	—	—	—	19	84	156	537
Other South America	—	—	—	3	—	—	—	3	—	—
South America	165	20	4	4	—	—	28	221	287	770

Boddington	163	4	—	—	—	5	28	200	205	966
Tanami	71	—	2	1	—	—	22	96	119	802
Kalgoorlie	63	1	1	—	—	—	7	72	94	773
Other Australia	—	—	2	3	(1)	—	1	5	—	—
Australia	297	5	5	4	(1)	5	58	373	418	891

Ahafo	75	1	—	1	1	—	15	93	89	1,046
Akyem	70	4	—	—	—	—	9	83	102	807
Other Africa	—	—	—	1	—	—	—	1	—	—
Africa	145	5	—	2	1	—	24	177	191	917

Corporate and Other	—	—	13	55	—	—	7	75	—	—
Total Gold	$1,009	$33	$34	$65	$(1)	$7	$206	$1,353	1,454	$931

Copper
Phoenix	$10	$1	$—	$1	$—	$—	$2	$14	5	$2.38
Boddington	34	—	—	—	—	4	6	44	22	2.01
Total Copper	$44	$1	$—	$1	$—	$4	$8	$58	27	$2.08

Consolidated	$1,053	$34	$34	$66	$(1)	$11	$214	$1,411
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $10 and excludes co-product copper revenues of $88.
(3)	Includes stockpile and leach pad inventory adjustments of $17 at Carlin, $9 at Twin Creeks, $1 at Yanacocha, $9 at Ahafo and $16 at Akyem.
(4)	Reclamation costs include operating accretion and amortization of asset retirement costs of $20 and $14, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $3 and $71, respectively.
(5)

Advanced projects, research and development and Exploration excludes development expenditures of $7 at Long Canyon, $4 at Other North America, $14 at Yanacocha, $3 at Merian, $12 at Other South America, $3 at Tanami, $2 at Kalgoorlie, $1 at Other Australia, $2 at Ahafo, $1 at Akyem, $4 at Other Africa and $1 at Corporate and Other, totaling $54 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)	Other expense, net is adjusted for restructuring costs and other of $4.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $94. The following are major development projects during the period: Long Canyon, the Merian crusher, Quecher Main, Tanami Expansions, Subika Underground and Ahafo Mill Expansion.
(8)	Per ounce and per pound measures may not recalculate due to rounding.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Years Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
December 31, 2018	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	(millions) Sold	oz/lb (8)
Gold
Carlin	$760	$10	$24	$7	$—	$—	$152	$953	929	$1,027
Phoenix	202	6	4	2	1	9	23	247	237	1,043
Twin Creeks	240	2	9	2	1	—	40	294	359	820
Long Canyon	72	2	—	1	—	—	11	86	170	505
CC&V	260	3	5	2	1	—	29	300	357	840
Other North America	—	—	7	1	—	—	15	23	—	—
North America	1,534	23	49	15	3	9	270	1,903	2,052	928

Yanacocha	425	47	5	2	—	—	26	505	522	967
Merian	275	2	4	1	1	—	54	337	538	627
Other South America	—	—	—	9	1	—	—	10	—	—
South America	700	49	9	12	2	—	80	852	1,060	804

Boddington	571	9	—	—	—	21	46	647	726	891
Tanami	297	2	17	—	1	—	68	385	505	763
Kalgoorlie	232	4	4	—	1	—	21	262	322	813
Other Australia	—	2	5	10	(5)	—	5	17	—	—
Australia	1,100	17	26	10	(3)	21	140	1,311	1,553	845

Ahafo	323	3	6	1	4	—	40	377	436	864
Akyem	227	22	1	1	2	—	40	293	415	705
Other Africa	—	—	2	6	—	—	—	8	—	—
Africa	550	25	9	8	6	—	80	678	851	794

Corporate and Other	—	—	63	199	1	—	12	275	—	—
Total Gold	$3,884	$114	$156	$244	$9	$30	$582	$5,019	5,516	$909

Copper
Phoenix	$55	$2	$1	$—	$—	$1	$8	$67	30	2.24
Boddington	132	2	—	—	—	12	10	156	80	1.94
Total Copper	$187	$4	$1	$—	$—	$13	$18	$223	110	$2.02

Consolidated	$4,071	$118	$157	$244	$9	$43	$600	$5,242
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $53 and excludes co-product copper revenues of $303.
(3)	Includes stockpile and leach pad inventory adjustments of $92 at Carlin, $32 at Twin Creeks, $5 at CC&V, $39 at Yanacocha, $33 at Ahafo and $34 at Akyem. Total stockpile and leach pad inventory adjustments at Carlin of $114 were adjusted above by $22 related to the write-down at Emigrant due to a change in mine plan, resulting in a significant decrease in mine life in the third quarter of 2018.
(4)	Reclamation costs include operating accretion and amortization of asset retirement costs of $60 and $58, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $44 and $59, respectively.
(5)

Advanced projects, research and development and Exploration excludes development expenditures of $10 at Carlin, $3 at Twin Creeks, $23 at Long Canyon, $5 at CC&V, $16 at Other North America, $49 at Yanacocha, $9 at Merian, $34 at Other South America, $6 at Kalgoorlie, $7 at Other Australia, $11 at Ahafo, $12 at Akyem, $3 at Other Africa and $5 at Corporate and Other, totaling $193 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)	Other expense, net is adjusted for restructuring and other costs of $20.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $432. The following are major development projects: Twin Creeks Underground, Quecher Main, the Merian crusher, Tanami Expansion 2, Ahafo North, Subika Underground and Ahafo Mill Expansion.
(8)	Per ounce and per pound measures may not recalculate due to rounding.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Years Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
December 31, 2017	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	(millions) Sold	oz/lb (8)
Gold
Carlin	$810	$6	$17	$3	$—	$—	$174	$1,010	976	$1,035
Phoenix	182	5	4	1	1	9	17	219	212	1,035
Twin Creeks	229	3	6	2	1	—	38	279	376	741
Long Canyon	59	2	—	—	—	—	3	64	174	364
CC&V	290	3	9	1	—	1	33	337	466	725
Other North America	—	—	14	—	1	—	9	24	—	—
North America	1,570	19	50	7	3	10	274	1,933	2,204	876

Yanacocha	504	64	4	4	4	—	38	618	537	1,150
Merian	238	2	—	—	—	—	37	277	509	544
Other South America	—	—	3	12	—	—	—	15	—	—
South America	742	66	7	16	4	—	75	910	1,046	870

Boddington	562	9	2	—	—	21	66	660	787	838
Tanami	251	2	3	1	—	—	63	320	408	786
Kalgoorlie	234	3	3	—	—	1	19	260	363	717
Other Australia	—	—	2	10	(1)	—	4	15	—	—
Australia	1,047	14	10	11	(1)	22	152	1,255	1,558	806

Ahafo	268	6	6	1	3	—	43	327	350	933
Akyem	272	13	2	—	1	—	26	314	474	663
Other Africa	—	—	—	6	—	—	—	6	—	—
Africa	540	19	8	7	4	—	69	647	824	785

Corporate and Other	—	—	52	195	6	—	10	263	—	—
Total Gold	$3,899	$118	$127	$236	$16	$32	$580	$5,008	5,632	$890

Copper
Phoenix	$55	$2	$1	$1	$—	$1	$7	$67	32	$2.09
Boddington	108	1	—	—	—	12	13	134	79	1.69
Total Copper	$163	$3	$1	$1	$—	$13	$20	$201	111	$1.80

Consolidated	$4,062	$121	$128	$237	$16	$45	$600	$5,209
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $55 and excludes co-product copper revenues of $315.
(3)	Includes stockpile and leach pad inventory adjustments of $65 at Carlin, $30 at Twin Creeks, $53 at Yanacocha, $22 at Ahafo and $28 at Akyem.
(4)	Reclamation costs include operating accretion and amortization of asset retirement costs of $80 and $41, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $17 and $95, respectively.
(5)

Advanced projects, research and development and Exploration excludes development expenditures of $1 at Carlin, $3 at Twin Creeks, $23 at Long Canyon, $1 at CC&V, $12 at Other North America, $37 at Yanacocha, $14 at Merian, $40 at Other South America, $18 at Tanami, $6 at Kalgoorlie, $6 at Other Australia, $18 at Ahafo, $8 at Akyem, $6 at Other Africa and $1 at Corporate and Other, totaling $194 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)	Other expense, net is adjusted for restructuring costs and other of $14 and acquisition cost adjustments of $2.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $266. The following are major development projects during the period: Long Canyon, the Merian crusher, Quecher Main, Tanami Expansions, Subika Underground and Ahafo Mill Expansion.
(8)	Per ounce and per pound measures may not recalculate due to rounding.

A reconciliation of the 2019 Gold AISC outlook to the 2019 Gold CAS outlook is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2019 Outlook - Gold[5] +/-5%	Outlook Estimate
(in millions, except ounces and per ounce)
Cost Applicable to Sales [1,2]	$4,000
Reclamation Costs [3]	130
Advanced Projects and Exploration	170
General and Administrative	245
Other Expense	30
Treatment and Refining Costs	20
Sustaining Capital [4]	680
All-in Sustaining Costs	$5,200
Ounces (000) Sold	5,600
All-in Sustaining Costs per Oz	$935
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(5)	The reconciliation above is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2019 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site-by-site basis or for longer-term outlook in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the Net consolidated gold and copper sales by the consolidated gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Sales	$2,048	$1,935	$7,253	$7,379
Consolidated copper sales, net	(74)	(88)	(303)	(315)
Consolidated gold sales, net	$1,974	$1,847	$6,950	$7,064

Consolidated gold sales:
Gross before provisional pricing	$1,975	$1,854	$6,982	$7,086
Provisional pricing mark-to-market	8	1	(2)	10
Gross after provisional pricing	1,983	1,855	6,980	7,096
Treatment and refining charges	(9)	(8)	(30)	(32)
Net	$1,974	$1,847	$6,950	$7,064
Consolidated gold ounces sold (thousands)	1,602	1,454	5,516	5,632
Average realized gold price (per ounce):
Gross before provisional pricing	$1,233	$1,275	$1,266	$1,259
Provisional pricing mark-to-market	5	—	—	2
Gross after provisional pricing	1,238	1,275	1,266	1,261
Treatment and refining charges	(5)	(5)	(6)	(6)
Net	$1,233	$1,270	$1,260	$1,255

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Sales	$2,048	$1,935	$7,253	$7,379
Consolidated gold sales, net	(1,974)	(1,847)	(6,950)	(7,064)
Consolidated copper sales, net	$74	$88	$303	$315

Consolidated copper sales:
Gross before provisional pricing	$77	$86	$323	$314
Provisional pricing mark-to-market	—	5	(7)	14
Gross after provisional pricing	77	91	316	328
Treatment and refining charges	(3)	(3)	(13)	(13)
Net	$74	$88	$303	$315
Consolidated copper pounds sold (millions)	28	27	110	111
Average realized copper price (per pound):
Gross before provisional pricing	$2.76	$3.12	$2.94	$2.83
Provisional pricing mark-to-market	(0.02)	0.20	(0.07)	0.12
Gross after provisional pricing	2.74	3.32	2.87	2.95
Treatment and refining charges	(0.12)	(0.12)	(0.13)	(0.12)
Net	$2.62	$3.20	$2.74	$2.83

Gold By-Product Metrics

Copper is a by-product often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper is a co-product, or significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.

Gold By-Product Metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold By-Product Metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper production as a by-product, even when copper is the primary ore-body. These metrics are calculated by subtracting copper sales recognized from Sales and including these amounts as offsets to CAS.

Gold By-Product Metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Consolidated gold sales, net	$1,974	$1,847	$6,950	$7,064
Consolidated copper sales, net	74	88	303	315
Sales	$2,048	$1,935	$7,253	$7,379

Costs applicable to sales	$1,104	$1,053	$4,093	$4,062
Less: Consolidated copper sales, net	(74)	(88)	(303)	(315)
By-Product costs applicable to sales	$1,030	$965	$3,790	$3,747
Gold sold (thousand ounces)	1,602	1,454	5,516	5,632
Total Gold CAS per ounce (by-product)	$643	$664	$687	$665

Total AISC	$1,412	$1,411	$5,242	$5,209
Less: Consolidated copper sales, net	(74)	(88)	(303)	(315)
By-Product AISC	$1,338	$1,323	$4,939	$4,894
Gold sold (thousand ounces)	1,602	1,454	5,516	5,632
Total Gold AISC per ounce (by-product)	$835	$910	$895	$869

Conference Call Information

A conference call will be held on Thursday, February 21, 2019 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details
Dial-In Number	855.209.8210
Intl Dial-In Number	412.317.5213
Conference Name	Newmont Mining
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10127173

Webcast Details
Title: Newmont Mining Full Year and Fourth Quarter 2018 Earnings Conference Call
URL: https://event.on24.com/wcc/r/1900975/06A8D3B1359C1F661908F214D49724E0

The full year and fourth quarter 2018 results will be available before the market opens on Thursday, February 21, 2019 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont

Newmont is a leading gold and copper producer. The Company’s operations are primarily in the United States, Australia, Ghana, Peru and Suriname. Newmont is the only gold producer listed in the S&P 500 Index and was named the mining industry leader by the Dow Jones Sustainability World Index in 2015, 2016, 2017 and 2018. The Company is an industry leader in value creation, supported by its leading technical, environmental, social and safety performance. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “preliminary,” or “potential.” Forward-looking statements in this news release may include, without limitation: (i) statements relating to Newmont’s planned acquisition of Goldcorp (the “proposed transaction”) and the expected terms, timing and closing of the proposed transaction, including receipt of required approvals and satisfaction of other customary closing conditions; (ii) estimates of future production and sales, including expected annual production range; (iii) estimates of future costs applicable to sales and all-in sustaining costs; (iv) expectations regarding accretion; (v) estimates of future capital expenditures; (vi) estimates of future cost reductions, efficiencies and synergies; (vii) expectations regarding future exploration and the development, growth and potential of Newmont’s and Goldcorp’s operations, project pipeline and investments, including, without limitation, project returns, expected average IRR, schedule, decision dates, mine life, commercial start, first production, capital average production, average costs and upside potential; (viii) expectations regarding future investments or divestitures; (ix) expectations of future dividends and returns to shareholders; (x) expectations of future free cash flow generation, liquidity, balance sheet strength and credit ratings (xi) expectations of future equity and enterprise value; and (xii) expectations of future plans and benefits; (xiii) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and resources, grade and recoveries; and (xiv) estimates of future closure costs and liabilities. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of Newmont’s and Goldcorp’s operations and projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which Newmont and Goldcorp operate being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, the Canadian dollar to the U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve, mineral resource and mineralized material estimates; and (viii) other planning assumptions. Risks relating to forward looking statements in regard to Newmont’s and Goldcorp’s business and future performance may include, but are not limited to, gold and other metals price volatility, currency fluctuations, operational risks, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political risk, community relations, conflict resolution governmental regulation and judicial outcomes and other risks. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the prompt and effective integration of Newmont’s and Goldcorp’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the proposed transaction; the risk associated with Newmont’s and Goldcorp’s ability to obtain the approval of the proposed transaction by their shareholders required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the risk that a consent or authorization that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the outcome of any legal proceedings that may be instituted against the parties and others related to the arrangement agreement; unanticipated difficulties or expenditures relating to the transaction, the response of business partners and retention as a result of the announcement and pendency of the transaction; potential volatility in the price of Newmont Common Stock due to the proposed transaction; the anticipated size of the markets and continued demand for Newmont’s and Goldcorp’s resources and the impact of competitive responses to the announcement of the transaction; and the diversion of management time on transaction-related issues. For a more detailed discussion of such risks and other factors, see Newmont’s 2018 Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) as well as Newmont’s other SEC filings, available on the SEC website or www.newmont.com and Goldcorp’s most recent annual information form as well as Goldcorp’s other filings made with Canadian securities regulatory authorities and available on SEDAR, on the SEC website or www.Goldcorp.com. Newmont is not affirming or adopting any statements or reports attributed to Goldcorp (including prior mineral reserve and resource declaration) in this news release or made by Goldcorp outside of this news release. Goldcorp is not affirming or adopting any statements or reports attributed to Newmont (including prior mineral reserve and resource declaration) in this news release or made by Newmont outside of this news release. Newmont and Goldcorp do not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Investors are reminded that this news release should be read in conjunction with Newmont’s Annual Report on Form 10-K, filed on February 21, 2019, available on the SEC website and www.newmont.com.

Additional information about the proposed transaction and where to find it

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This communication is being made in respect of the proposed transaction involving the Company and Goldcorp pursuant to the terms of an Arrangement Agreement by and among the Company and Goldcorp and may be deemed to be soliciting material relating to the proposed transaction. In connection with the proposed transaction, the Company will file a proxy statement relating to a special meeting of its stockholders with the Securities and Exchange Commission (the “SEC”). Additionally, the Company will file other relevant materials in connection with the proposed transaction with the SEC. Security holders of the Company are urged to read the proxy statement regarding the proposed transaction and any other relevant materials carefully in their entirety when they become available before making any voting or investment decision with respect to the proposed transaction because they will contain important information about the proposed transaction and the parties to the transaction. The definitive proxy statement will be mailed to the Company’s stockholders. Stockholders of the Company will be able to obtain a copy of the proxy statement, the filings with the SEC that will be incorporated by reference into the proxy statement as well as other filings containing information about the proposed transaction and the parties to the transaction made by the Company with the SEC free of charge at the SEC’s website at www.sec.gov, on the Company’s website at www.newmont.com/investor-relations/default.aspx or by contacting the Company’s Investor Relations department at jessica.largent@newmont.com or by calling 303-837-5484. Copies of the documents filed with the SEC by Goldcorp will be available free of charge at the SEC’s website at www.sec.gov.

Participants in the proposed transaction solicitation

The Company and its directors, its executive officers, members of its management, its employees and other persons, under SEC rules, may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s 2018 Annual Report on Form 10-K filed with the SEC on February 21, 2019, its proxy statement relating to its 2018 Annual Meeting of Stockholders filed with the SEC on March 9, 2018 and other relevant materials filed with the SEC when they become available. Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the proposed transaction will be set forth in the proxy statement filed with the SEC relating to the transaction when it becomes available. Additional information concerning Goldcorp’ executive officers and directors is set forth in its 2017 Annual Report on Form 40-F filed with the SEC on March 23, 2018, its management information circular relating to its 2018 Annual Meeting of Stockholders filed with the SEC on March 16, 2018 and other relevant materials filed with the SEC when they become available.

CONTACT:
Newmont Mining Corporation
Investor Contact
Jessica Largent, 303-837-5484
jessica.largent@newmont.com

Media Contact
Omar Jabara, 303-837-5114
omar.jabara@newmont.com